Exhibit 99.1

FOR RELEASE:	January 24, 2020
Mark A. Jeffries
Executive Vice President
Chief Financial Officer
Office: 910-892-7080 and Direct: 910-897-3603
markj@SelectBank.com
SelectBank.com

SELECT BANCORP REPORTS

FOURTH QUARTER AND YEAR-END 2019 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (NASDAQ: SLCT) (the “Company”), the holding company for Select Bank & Trust Company (the “Bank”), today reported net income for the year ended December 31, 2019 of $13.0 million, or $0.69 and $0.68 per basic and diluted share, respectively. This was a decrease of 5.4% in net income compared to the year ended December 31, 2018. Net income per share declined approximately 20.7% for basic and 21.8% for diluted share from the $0.87 per basic and diluted share reported for the year ended December 31, 2018. The additional decline in per share results is primarily attributable to the increase in weighted average shares outstanding during 2019 as compared to 2018, as the Company issued 5,270,834 shares of common stock in the third quarter of 2018 in a public offering. The increase in weighted shares outstanding was partially offset by common stock share repurchases completed during 2019.

For the three-month period ended December 31, 2019, the Company reported net income of $3.0 million, or $0.17 and $0.16 per basic and diluted share, respectively, a decrease of 6.1% in net income compared to the three months ended September 30, 2019. The per share results were relatively flat on a linked-quarter basis due to a reduction in weighted average shares outstanding in the 2019 fourth quarter as compared to the 2019 third quarter, as the Company made additional share repurchases during the last six months of 2019.

The decrease in net income in 2019 compared to 2018 was impacted by expenses associated with new branches in Holly Springs, North Carolina (the Raleigh area) and Virginia Beach, Virginia plus the sale of our Six Mile, South Carolina branch and the closing of the Washington, North Carolina branch. Expenses were also incurred with newly opened loan production offices located in Winston-Salem and Durham, North Carolina in preparation for the anticipated February 2020 opening of a branch in Cornelius, North Carolina (Charlotte area).

Net Interest Income and Net Interest Margin

Net interest income was $11.9 million for the fourth quarter of 2019 and 2018. On a comparative quarter basis, the Company’s total interest income was positively affected by increased loan balances due to growth and increasing yield which was offset by an increase in securities at a lower yield and a reduction in other earning assets at a lower yield. Average total interest-earning assets were $1.2 billion in the fourth quarter of 2019 and 2018. The yield on those assets increased 13 basis points, from 4.92% in the fourth quarter of 2018 to 5.05% for the same period in 2019. This was primarily due to higher rates on recently originated loans which was offset with a reduction of accretion from acquired loans on a comparative quarter basis.

The Company’s average interest-bearing liabilities decreased by $17.2 million, to $801.4 million for the quarter ended December 31, 2019, from $818.6 million for the third quarter in 2019 to take advantage of the reduced rate environment, with the cost of those funds decreasing from 1.52% to 1.46%, or 6 basis points. During the fourth quarter of 2019, the Company’s net interest margin was 4.05% and net interest spread was 3.59%. In the third quarter of 2019, net interest margin was 3.94% and net interest spread was 3.46%.

Net interest income was $46.9 million for the year ended December 31, 2019, a decrease of $495,000 from the $47.4 million in net interest income reported for the year ended December 31, 2018. While the Company’s total interest income increased by approximately $1.6 million in 2019 versus 2018, this increase was more than offset by an increase in interest in the cost of funds of approximately $2.1 million. The Company’s increase in total interest income was fueled by an increase in loans and purchases of securities with higher yields. Average total interest-earning assets were $1.2 billion for 2019 compared with $1.1 billion for 2018, while the yield on those assets increased 1 basis point from 5.02% to 5.03%, which was primarily due to the increase in rates on purchased investment securities and other earning assets.

The Company’s average interest-bearing liabilities decreased by $28.4 million, to $795.2 million for the year ended December 31, 2019, from $823.6 million for the year ended December 31, 2018, with the cost of those funds increasing from 1.15% to 1.45%, or 30 basis points. For the year ended December 31, 2019, the Company’s net interest margin was 4.04% and net interest spread was 3.58%. For the year ended December 31, 2018, net interest margin was 4.19% and net interest spread was 3.88%. The increase in the interest rates on deposits was the primary driver of a lower net interest margin in 2019.

Provision for Loan Losses and Asset Quality

During the fourth quarter of 2019, the Company recorded a provision for loan losses of $302,000, based primarily on loan growth and adjustments to qualitative loan factors related to trends in the loan portfolio. On a comparative quarter basis, the Company had a $395,000 reverse provision for the fourth quarter of 2018. In the third quarter of 2019, the Company recorded a provision of loan losses of $231,000, based primarily on net charge-offs of $478,000 and improved qualitative loan factors during the quarter. In the fourth quarter of 2019, the Company incurred net charge-offs of $33,000, a net charge-off rate of 0.01% of average loans, compared to a net charge-off rate of 0.19% in the third quarter of 2019.

For the year ended December 31, 2019, the Company recorded a provision for loan losses of $438,000, compared to a recovery of $156,000 for 2018. This increase for 2019 was based primarily on loan growth and net charge-offs incurred that were partially offset by the reduction of qualitative loan factors. In 2018, the reverse provision was driven primarily by a reduction in the concentration ratios in commercial real estate and construction loans exceeding regulatory concentration guidelines. This reduction was a result of the Company’s equity investment of $25.0 million in the Bank from the proceeds of the August 2018 common stock offering. The net charge-off ratio for the year ended December 31, 2019 was 0.08%, compared to 0.0% for the year ended December 31, 2018.

Non-interest Income

Non-interest income for the quarter ended December 31, 2019 was $1.4 million, a decrease of $2,000 from $1.4 million in the third quarter of 2019. Service charges on deposit accounts decreased $5,000, to $303,000 for the quarter ended December 31, 2019, from $308,000 for the third quarter in 2019. Other non-deposit fees and income increased $121,000 from the third quarter of 2019 to the fourth quarter of 2019. Fees from presold mortgages decreased by $70,000 in the fourth quarter of 2019 to $148,000, from $218,000 in the third quarter of 2019. The Company sold two investment securities in the third quarter of 2019 for a gain of $48,000. The Company did not sell any investment securities in the fourth quarter of 2019.

Non-interest income for the year ended December 31, 2019 was $5.4 million, an increase of $718,000, or 15.3%, from the year ended December 31, 2018. Service charges on deposit accounts increased $37,000, to $1.2 million, for the year ended December 31, 2019 from $1.1 million for the year ended December 31, 2018. Other non-deposit fees and income increased $377,000 from the year ended December 31, 2018 to the year ended December 31, 2019. Fees from presold mortgages increased non-interest income by $256,000 in 2019 to $753,000 from $497,000 for 2018. The Company sold two investment securities for a gain of $48,000 in 2019. The Company did not sell any investment securities during 2018.

Non-interest Expenses

Non-interest expenses increased by $1.2 million, or 15.6%, to $9.1 million for the quarter ended December 31, 2019, from $7.9 million for the same period in 2018. The following are highlights of the significant categories of non-interest expenses during the fourth quarter of 2019 compared to the same period in 2018:

•	Personnel expenses increased $709,000, to $5.2 million, due to increased staff for new branches, employment taxes and benefits costs.
•	Foreclosed real estate-related expense increased $75,000, primarily due to maintenance expenses and property taxes.
•	There was an increase of $375,000 in information system expenses in the fourth quarter of 2019, primarily due to additional software and cyber security costs.
•	Professional fees increased by $121,000, to $503,000, primarily due to expenses associated with branch purchases and divestitures.
•	Deposit insurance expense increased by $8,000, primarily due to growth, which was offset by a credit from the FDIC as a result of regulatory changes in the premium calculation.
•	Occupancy and equipment expense decreased by $95,000, to $973,000, due to a reduction in repairs and maintenance, as offset by branch additions and divestitures.
•	Merger-related expenses increased by $171,000 due to branch purchases and divestitures.
•	Other non-interest expenses decreased by $95,000, primarily due to decreases in various administrative related non-interest expenses.

Non-interest expenses increased by $590,000, or 1.7%, to $35.1 million for the twelve months ended December 31, 2019, from $34.6 million for the same period in 2018. The following are highlights of the significant categories of non-interest expenses during the twelve months ended December 31, 2019 versus 2018:

•	Personnel expenses increased $2.0 million, to $20.3 million, due to net additions in branch staff, employment taxes and benefit costs.
•	Occupancy and equipment expenses increased by $29,000 due to branch acquisition and start-up which was offset by a reduction of repairs and maintenance expenses.
•	Core deposit intangible amortization expense decreased by $191,000 in 2019 due to normal amortization.
•	Deposit insurance expense decreased $444,000 due to receiving a credit from the FDIC as a result of regulatory changes in the premium calculation.
•	Information systems expense increased $120,000 due primarily to additional software and security costs.
•	Merger/integration-related expenses decreased by $1.4 million compared to the non-recurring 2018 merger cost associated with the acquisition of Premara Financial, Inc. and its subsidiary, Carolina Premier Bank.
•	Foreclosed real estate expenses increased $25,000 due to increased property taxes and write downs in 2019.

Income Taxes

The Company’s effective tax rate was 22.4% and 21.5% for the quarters ended December 31, 2019 and 2018, respectively. The Company’s effective tax rate was 22.1% for the years ended December 31, 2019 and 2018, respectively.

Balance Sheet and Capital

Total assets at December 31, 2019 were $1.3 billion, a 1.3% increase from a year earlier. Gross loans at December 31, 2019 were $1.0 billion, up $43.9 million or 4.5% from a year earlier; total deposits were $1.0 billion, an increase of $12.4 million or 1.3% from a year earlier.

Retail deposit growth (excludes brokered deposits and internet time deposits) grew at a rate of 2.60% for 2019. Wholesale deposits decreased from $56.5 million at December 31, 2018 to $45.0 million at December 31, 2019 as we emphasized core deposit growth to replace wholesale deposits.

Agreement to Acquire Three Branches in Western North Carolina

On December 23, 2019, the Bank announced it had entered into an agreement to acquire three Entegra Bank branches in western North Carolina. Entegra Bank was acquired by First-Citizens Bank & Trust Company effective December 31, 2019. The branches are being divested as required under agreements with the U.S. Department of Justice, Antitrust Division, and the Federal Reserve in connection with Entegra’s acquisition by First Citizens.

The branches are located at 473 Carolina Way, Highlands, NC; 498 East Main Street, Sylva, NC; and 30 Hyatt Road, Franklin, NC. As part of the agreement, the Bank will assume approximately $180 million in deposits and will purchase approximately $110 million in loans. The transaction is expected to close in April 2020, subject to regulatory approval.

Comments of the Chief Executive Officer and Other Matters

William L Hedgepeth, II, President and CEO of Select Bancorp, commented, “Our fourth quarter results built upon the growth we experienced earlier in the year as we expanded into the Raleigh market with our Holly Springs branch and we opened in Virginia Beach with an acquired branch. Our second Charlotte office is on the drawing board with an expected opening date in February. We are building our capabilities with targeted hiring to support LPOs opened in the Durham and Winston-Salem markets. As part of our continuing review of the Bank’s performance, we sold one branch and consolidated another in the fourth quarter. We also entered into an agreement to acquire three branches in western North Carolina, and are excited to expand our footprint into these new markets.”

“Our core profitability improved as a result of proactively addressing the pricing of our loans and deposits. We were able to reduce the cost of interest-bearing deposits from 1.40% in the third quarter of 2019 to 1.33% in the fourth quarter. In this same time period, our yield on loans increased from 5.50% in the third quarter of 2019 to 5.51% in the fourth quarter of 2019. As a result, our net interest margin increased from 3.94% in the third quarter of 2019 to 4.05% in the fourth quarter of 2019. We are extremely proud of those performance improvements in this challenging rate environment.”

“We review opportunities for acquisitions and analyze each with a discipline designed to properly deploy the capital entrusted to us. Our share repurchase program remains active, and we are able to return capital to shareholders by buying our shares when market conditions warrant. We intend to retain adequate capital for any acquisitions which meet our criteria.”

Other matters of interest to shareholders are:

•	The Company purchased 581,518 shares of Company common stock during 2019, completing the repurchase plan authorized by the Board of Directors in 2016.
•	The Board of Directors approved a new stock repurchase plan for 937,248 shares in September 2019.
•	The Company purchased an additional 426,742 shares of the Company’s common stock under the new repurchase plan during 2019.
•	Loan growth was over $15 million in the fourth quarter of 2019.

About Select Bank & Trust Company

Select Bank & Trust has 18 full-service offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Holly Springs (Raleigh area), Leland, Lillington, Lumberton, Morehead City, Raleigh, and Wilmington, North Carolina; in the following South Carolina communities: Blacksburg and Rock Hill; and in Virginia Beach, Virginia.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina, South Carolina, and Virginia. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar, or with names similar, to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per share. A reconciliation of tangible book value per share to book value per share is included in the tables that accompany this release.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, and expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: our ability to manage growth or achieve it at all; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our acquisition activity and branch divestures and consolidations; regulatory changes; changes in interest rates; loss of deposits and loan demand to other savings and financial institutions; adverse economic conditions that impact our borrowers’ ability to pay their debts when due; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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SELECT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars in thousands)
ASSETS

Cash and due from banks	19,110	20,052	20,397	15,586	17,059
Interest-earning deposits in other banks	50,920	53,093	100,584	44,894	121,303
Certificates of deposit	-	500	500	1,000	1,000
Federal funds sold	9,047	10,728	21,961	9,809	-
Investment securities available for sale, at Fair Value	72,367	76,941	83,102	86,727	51,533
Loans held for sale	928	1,714	826	354	580
Loans	1,029,975	1,014,928	997,062	991,801	986,040
Allowance for loan losses	(8,324)	(8,056)	(8,303)	(8,510)	(8,669)
NET LOANS	1,021,651	1,006,872	988,759	983,291	977,371

Accrued interest receivable	4,189	3,902	4,028	4,120	3,889
Stock in Federal Home Loan Bank of Atlanta, at cost	3,045	3,045	3,045	3,342	3,283
Other non-marketable securities	719	719	718	738	762
Foreclosed real estate	3,533	1,442	1,468	1,046	1,088
Premises and equipment, net	17,791	18,150	18,274	17,715	17,920
Right of use lease asset	8,596	8,776	8,953	8,750	-
Bank owned life insurance	29,789	29,621	29,451	29,282	29,117
Goodwill	24,579	24,579	24,579	24,579	24,579
Core deposit intangible ("CDI")	1,610	1,803	2,011	1,866	2,085
Assets held for sale	-	-	-	668	668
Other assets	7,202	7,697	8,141	8,310	6,288
TOTAL ASSETS	1,275,076	1,269,634	1,316,797	1,242,077	1,258,525

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	240,305	243,889	252,666	240,262	247,007
Savings	43,128	43,355	46,037	48,080	51,811
Money market and NOW	280,145	283,414	292,629	262,169	254,482
Time	429,260	417,015	438,918	400,455	427,127
TOTAL DEPOSITS	992,838	987,673	1,030,250	950,966	980,427

Short-Term Debt	-	-	-	7,000	7,000
Long-Term Debt	57,372	57,372	57,372	57,372	57,372
Lease Liability	8,813	8,951	9,086	8,842	-
Accrued interest payable	578	596	637	519	667
Accrued expenses and other liabilities	2,700	2,993	2,607	3,927	3,448
TOTAL LIABILITIES	1,062,301	1,057,585	1,099,952	1,028,626	1,048,914

Shareholders' Equity
Common stock	18,330	18,513	19,262	19,326	19,312
Additional paid-in-capital	140,870	142,878	150,275	150,877	150,718
Retained Earnings	52,675	49,634	46,395	42,947	39,640
Common stock issued to deferred compensation trust	(2,815)	(2,730)	(2,652)	(2,652)	(2,615)
Directors' Deferred Compensation Plan Rabbi Trust	2,815	2,730	2,652	2,652	2,615
Accumulated other comprehesive income (loss)	900	1,024	913	301	(59)
TOTAL SHAREHOLDERS' EQUITY	212,775	212,049	216,845	213,451	209,611

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	1,275,076	1,269,634	1,316,797	1,242,077	1,258,525

SELECT BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
INTEREST INCOME
Loans	14,124	13,924	13,515	13,042	13,503	54,605	53,796
Federal funds sold and interest-earning deposits in other banks	258	581	456	543	678	1,838	1,618
Investments	434	503	601	465	363	2,003	1,421
TOTAL INTEREST INCOME	14,816	15,008	14,572	14,050	14,544	58,446	56,835

INTEREST EXPENSE
Money market, NOW and savings deposits	420	433	407	356	362	1,616	1,339
Time deposits	2,075	2,248	1,985	1,753	1,785	8,061	6,293
Short-term debt	6	4	26	26	43	62	328
Long-term debt	447	455	457	458	454	1,817	1,490
TOTAL INTEREST EXPENSE	2,948	3,140	2,875	2,593	2,644	11,556	9,450

NET INTEREST INCOME	11,868	11,868	11,697	11,457	11,900	46,890	47,385

PROVISION FOR (RECOVERY OF) LOAN LOSSES	302	231	(207)	112	(395)	438	(156)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,566	11,637	11,904	11,345	12,295	46,452	47,541

NON-INTEREST INCOME
Fees on the sale of mortgages	148	218	230	157	204	753	497
Gain on securities	0	48	0	0	0	48	0
Service charges on deposit accounts	303	308	284	266	294	1,161	1,124
Other fees and income	995	874	814	774	746	3,457	3,080
TOTAL NON-INTEREST INCOME	1,446	1,448	1,328	1,197	1,244	5,419	4,701

NON-INTEREST EXPENSE
Personnel	5,152	5,124	5,031	4,971	4,443	20,278	18,304
Occupancy and equipment	973	1,073	922	727	1,068	3,695	3,666
Deposit insurance	19	(30)	90	105	11	184	628
Professional Fees	503	518	483	382	382	1,886	1,394
CDI amortization	193	208	205	219	232	825	1,016
Merger/acquisition related expenses	171	128	107	0	0	406	1,826
Information systems	974	852	877	789	599	3,492	3,372
Foreclosed-related expenses	109	(9)	10	30	34	140	115
Other	1,000	1,067	1,086	1,081	1,095	4,234	4,229
TOTAL NON-INTEREST EXPENSE	9,094	8,931	8,811	8,304	7,864	35,140	34,550

INCOME BEFORE INCOME TAXES	3,918	4,154	4,421	4,238	5,675	16,731	17,692

INCOME TAXES	877	915	973	931	1,221	3,696	3,910
NET INCOME	3,041	3,239	3,448	3,307	4,454	13,035	13,782
NET INCOME PER COMMON SHARE OUTSTANDING
Basic	0.17	0.17	0.18	0.17	0.23	0.69	0.87
Diluted	0.16	0.17	0.18	0.17	0.23	0.68	0.87

WEIGHTED AVERAGE COMMON
Basic Outstanding Shares	18,414,393	19,028,572	19,318,358	19,315,686	19,302,263	19,016,808	15,812,585
Diluted Outstanding Shares	18,460,118	19,073,235	19,359,492	19,365,354	19,360,050	19,063,237	15,877,633

Select Bancorp, Inc.

Asset quality

	For Periods Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Non-accrual loans	5,941	9,083	10,521	6,337	7,257	5,941	7,257
Accruing TDRs	6,207	6,477	6,061	5,246	4,378	6,207	4,378
Total non-performing loans	12,148	15,560	16,582	11,583	11,635	12,148	11,635
Foreclosed real estate	3,533	1,442	1,468	1,046	1,088	3,533	1,088
Total non-performing assets	15,681	17,002	18,050	12,629	12,723	15,681	12,723

Accruing loans past due 90 days or more	1,231	2,296	2,447	3,146	3,167	1,231	3,167
Allowance for loan losses	8,324	8,056	8,303	8,510	8,669	8,324	8,669

Non-performing loans to period ending loans	1.18%	1.53%	1.66%	1.17%	1.18%	1.18%	1.18%
Non-performing loans & accruing loans past due 90 days or more to period ending loans	1.30%	1.76%	1.91%	1.49%	1.50%	1.30%	1.50%
Allowance for loans to period end loans	0.81%	0.79%	0.83%	0.86%	0.88%	0.81%	0.88%
Allowance for loans to non-performing loans	69%	52%	50%	73%	75%	69%	75%
Allowance for loans to non-performing Assets	53%	47%	46%	67%	68%	53%	68%
Allowance for loans to non-performing Assets and accruing loans past due 90 days or more	49%	42%	41%	54%	55%	49%	55%
Non-performing assets to total assets	1.23%	1.34%	1.37%	1.02%	1.01%	1.23%	1.01%
Non-performing assets to accruing loans past due 90 days or more to total assets	1.33%	1.52%	1.56%	1.27%	1.26%	1.33%	1.26%

SELECT BANCORP, INC.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except per share data, unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net interest margin - core:
Net Interest Margin-tax equivalent (1)	11,901	11,903	11,740	11,496	11,937	47,037	47,535
Purchased loan accretion and early payoff charges	(226)	(210)	(268)	(200)	(404)	(904)	(3,051)
Net Interest Margin - core (2) (Non-GAAP)	11,675	11,693	11,472	11,296	11,533	46,133	44,484

Loans receivable interest income - core:
Loans receivable interest income	14,124	13,924	13,515	13,042	13,503	54,645	53,822
Purchased loan accretion and early payoff charges	(226)	(210)	(268)	(200)	(404)	(904)	(3,051)
Loans receivable interest income - core (Non-GAAP)	13,898	13,714	13,247	12,842	13,099	53,741	50,771

Acquired and non-acquired loans:
Acquired loans recievable	129,595	141,765	152,090	173,771	186,243	129,595	186,243
Non-acquired loans recievable	900,380	873,163	844,972	818,030	799,797	900,380	799,797
Total gross loans recievable	1,029,975	1,014,928	997,062	991,801	986,040	1,029,975	986,040
% Acquired	12.6%	14.0%	15.3%	17.5%	18.9%	12.6%	18.9%

Non-acquired loans	900,380	873,163	844,972	818,030	799,797	900,380	799,797
Allowance for loan losses	8,324	8,056	8,303	8,510	8,669	8,324	8,669
Allowance for loan losses to non-acquired loans (Non-GAAP)	0.92%	0.92%	0.98%	1.04%	1.08%	0.92%	1.08%

Total gross loan receivable	1,029,975	1,014,928	997,062	991,801	986,040	1,029,975	986,040
Allowance for loan losses	8,324	8,056	8,303	8,510	8,669	8,324	8,669
Allowance for loan losses to total gross loans receivable	0.81%	0.79%	0.83%	0.86%	0.88%	0.81%	0.88%

	For Periods Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016
Tangible common equity
Total shareholders' equity	$212,775	$212,049	$216,845	$213,451	$209,611	$136,115	$104,273
Adjustment:
Goodwill	24,579	24,579	24,579	24,579	24,579	24,904	6,931
Core deposit intangibles	1,610	1,803	2,011	1,866	2,085	3,101	810
Tangible common equity	$186,586	$185,667	$190,255	$187,006	$182,947	$108,110	$96,532
Common shares outstanding(3)	18,330,058	18,513,078	19,261,989	19,326,485	19,311,505	14,009,137	11,645,413
Book value per common share(4)	$11.61	$11.45	$11.26	$11.04	$10.85	$9.72	$8.95
Tangible book value per common share(5)	$10.18	$10.03	$9.88	$9.68	$9.47	$7.72	$8.29

(1) Net interest margin-tax equivalent reflects tax-exempt income on a tax-equivalent basis.

(2) Net interest margin-core and yield on loans - core excludes the impact of purchase accounting accretion, loan payoff charges and related deferred fees recognized related to early loan repayments.

(3) Excludes the dilutive effect of common stock issuable upon exercise of stock options.

(4) We calculate book value per common share as shareholders' equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(5) We calculate the tangible book value per common share as total shareholders' equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.

Select Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except share and per share data)

	For the Quarter Ended					For the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2019	2018	2017
Summary of Operations:
Total interest income	$14,816	$15,008	$14,572	$14,050	$14,544	$58,446	$56,835	$39,617
Total interest expense	2,948	3,140	2,875	2,593	2,644	11,556	9,450	5,106
Net interest income	11,868	11,868	11,697	11,457	11,900	46,890	47,385	34,511
Provision for loan losses	302	231	(207)	112	(395)	438	(156)	1,367
Net interest income after provision	11,566	11,637	11,904	11,345	12,295	46,452	47,541	33,144
Noninterest income	1,446	1,448	1,328	1,197	1,244	5,419	4,701	3,072
Merger/acquisition related expenses	171	128	107	-	-	406	1,826	2,166
Noninterest expense	8,923	8,803	8,704	8,304	7,864	34,734	32,724	25,153
Income before income taxes	3,918	4,154	4,421	4,238	5,675	16,731	17,692	8,897
Provision for income taxes	877	915	973	931	1,221	3,696	3,910	5,712
Net Income	3,041	3,239	3,448	3,307	4,454	13,035	13,782	3,185
Dividends on Preferred Stock	-	-	-	-	-	-	-	-
Net income available to common shareholders	$3,041	$3,239	$3,448	$3,307	$4,454	$13,035	$13,782	$3,185

Share and Per Share Data:
Earnings per share - basic	$0.17	$0.17	$0.18	$0.17	$0.23	$0.69	$0.87	$0.27
Earnings per share - diluted	$0.16	$0.17	$0.18	$0.17	$0.23	$0.68	$0.87	$0.27
Book value per share	$11.61	$11.45	$11.26	$11.04	$10.85	$11.61	$10.85	$9.72
Tangible book value per share(1)	$10.18	$10.03	$9.88	$9.68	$9.47	$10.18	$9.47	$7.72
Ending shares outstanding	18,330,058	18,513,078	19,261,989	19,326,485	19,311,505	18,330,058	19,311,505	14,009,137
Weighted average shares outstanding:
Basic	18,414,393	19,028,572	19,318,358	19,315,686	19,302,263	19,016,808	15,812,585	11,763,050
Diluted	18,460,118	19,073,235	19,359,492	19,365,354	19,360,050	19,063,237	15,877,633	11,826,977

Selected Performance Ratios:
Return on average assets(2)	0.95%	0.99%	1.10%	1.08%	1.39%	1.03%	1.12%	0.35%
Return on average equity(2)	5.67%	5.93%	6.41%	6.32%	8.52%	6.08%	8.51%	2.93%
Net interest margin	4.05%	3.94%	4.06%	4.09%	4.03%	4.04%	4.19%	4.09%
Efficiency ratio (3)	67.02%	66.11%	66.83%	65.62%	59.83%	66.40%	62.83%	66.93%

Period End Balance Sheet Data:
Gross loans	$1,029,975	$1,014,928	$997,062	$991,801	$986,040	$1,029,975	$986,040	$982,626
Total interest-earning assets	1,167,857	1,153,612	1,148,417	1,103,691	1,119,344	1,167,857	1,119,344	1,063,322
Goodwill	24,579	24,579	24,579	24,579	24,579	24,579	24,579	24,904
Core deposit intangible	1,610	1,803	2,011	1,866	2,085	1,610	2,085	3,101
Total assets	1,275,076	1,269,634	1,316,797	1,242,077	1,258,525	1,275,076	1,258,525	1,194,135
Deposits	992,838	987,673	1,030,250	950,966	980,427	992,838	980,427	995,044
Short-term debt	-	-	-	7,000	7,000	-	7,000	28,279
Long-term debt	57,372	57,372	57,372	57,372	57,372	57,372	57,372	19,372
Shareholders' equity	212,775	212,049	216,845	213,451	209,611	212,775	209,611	136,115

Selected Average Balances:
Gross Loans	$1,017,750	$1,013,331	$982,876	$985,059	$990,504	$1,004,051	$987,634	$732,089
Total interest-earning assets	1,166,758	1,197,266	1,160,387	1,086,958	1,141,604	1,164,149	1,119,344	813,773
Core Deposit Intangible	1,680	1,878	1,741	1,951	2,171	1,812	2,547	640
Total Assets	1,272,475	1,300,137	1,261,972	1,238,847	1,267,479	1,268,728	1,228,576	898,943
Deposits	989,721	1,013,504	970,011	949,771	987,180	981,132	989,838	738,310
Short-term debt	-	-	6,824	7,000	10,348	3,414	21,393	34,523
Long-term debt	57,372	57,372	57,372	57,372	57,372	57,372	49,357	14,239
Shareholders' equity	212,849	216,556	215,722	212,130	207,331	214,324	161,953	108,709

Asset Quality Ratios:
Nonperforming loans (4)	$12,148	$15,560	$16,582	$11,583	$11,635	$12,148	$11,635	$6,978
Other real estate owned	3,533	1,442	1,468	1,046	1,088	3,533	1,088	1,258
Allowance for loan losses	8,324	8,056	8,303	8,510	8,669	8,324	8,669	8,835
Nonperforming loans (4) to period-end loans	1.18%	1.53%	1.66%	1.17%	1.18%	1.18%	1.18%	0.71%
Allowance for loan losses to period-end loans	0.81%	0.79%	0.83%	0.86%	0.88%	0.81%	0.88%	0.90%
Delinquency ratio (5)	0.34%	0.09%	0.12%	0.41%	0.19%	0.34%	0.19%	0.48%
Net loan charge-offs (recoveries) to average loans (2)	0.01%	0.19%	0.00%	0.11%	0.01%	0.08%	0.00%	0.13%

(1)    Tangible book value per share (a non GAAP measure) is equal to total shareholders’ equity less goodwill and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.  Please refer to the table above for a reconciliation of this non-GAAP measure.

(2)   Annualized.

(3)    Efficiency ratio is calculated as a non-interest expenses divided by the sum of net interest income and non-interest income.

(4)    Nonperforming loans consist of non-accrural loans and accruing TDR loans.

(5)    Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.